EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Thomas J. Bellgraph, Vice President
Hastings Manufacturing Company -- (616) 945-2491
or
Brian Edwards, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Announces Strategic Realignment
Company creates business units to accelerate its growth as a global engine-components supplier

HASTINGS, Mich., Dec. 3, 2001 -- Hastings Manufacturing Co. (AMEX: HMF) today announced a strategic realignment aimed at accelerating its growth as a global supplier of automotive engine components.

The Hastings, Mich.-based manufacturer and marketer of piston rings and other engine parts said it would split its Michigan operations into two business units: the Global Automotive Aftermarket unit and Piston Ring Operations. Each unit will be responsible for increasing global sales and market share.

In line with the reorganization, the Hastings Manufacturing board of directors appointed Mark R.S. Johnson as chairman and chief executive officer and named Andrew F. Johnson as president. Both had served as co-CEOs and presidents since 1995. Mark Johnson had served as President-Marketing, and Andrew Johnson had served as President-Operations.

The Company also expanded the responsibilities of Thomas J. Bellgraph, who had served as Vice President, Finance. Bellgraph has been appointed Vice President of Corporate Administration, with responsibility for finance, administration, human resources and information services.

"The primary goal of this realignment is to better serve our customers through a focused, entrepreneurial approach that meets their specific needs," Mark Johnson said. "Having separately defined and carefully executed strategies for each business unit will ensure that we are able to deliver the levels of quality and service that our aftermarket and OEM customers demand."

Hastings Manufacturing Co. said the Global Automotive Aftermarket unit will build the Company's worldwide presence as a marketer and distributor of engine-related products. The unit intends to form marketing-and-distribution alliances with engine-component manufacturers to expand the range of products it can offer to customers worldwide. The Company currently sells high-quality internal engine components, including Hastings® piston rings, Zollner® pistons and ACL® engine components. Jeffrey P. Guenther, a longtime marketing executive at Hastings Manufacturing, will serve as vice president and director of the Global Automotive Aftermarket business unit.

"Jeff and his team have a focused task: To build their business unit into a single-source supplier where parts warehouses, professional engine rebuilders and specialty retailers can find the key, complementary internal-engine components they need," Mark Johnson said.

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The Piston Ring Operation will be focused on developing, manufacturing and distributing the world's largest selection of high-quality piston rings. In addition to providing piston rings to the Company's aftermarket unit, the unit will target increased sales to original equipment manufaturers, as well as other manufacturers that serve the aftermarket. Stephen G. Uhen, a veteran executive at the Company, has been tapped to serve as vice president and director of the Piston Ring Operations unit.

"Steve and his team will be focused on maximizing the brand equity and expertise we have developed in the piston ring arena over the past 78 years," Andrew Johnson said. "The business unit structure will position us to increase our penetration among OEMs, while continuing to serve as the leading innovator and manufacturer in the piston ring niche."

The establishment of new business units follows a three-year business improvement effort that included a shift to lean manufacturing and an expansion of the Company's product offerings as well as its sales, marketing and distribution capabilities. Hastings Manufacturing began the transition to lean manufacturing in 1998, and has been able to improve its quality levels, reduce scrap and increase order-fill rates over the past three years.

Hastings has also expanded its sales, marketing and distribution capabilities over the past few years. In 1999, the Company's Canadian subsidiary created a Distribution, Administration and Sales (DAS) program to sell engine components -- including piston rings, pistons, valves, camshafts and other related parts -- to the Canadian aftermarket. Over the past 18 months, Hastings also formed alliances to market and distribute Zollner pistons, ACL engine parts and Casite engine additives to the aftermarket.

"The success of our operating initiatives over the past few years has put us in a strong position for growth at what we believe is an opportune time," Andrew Johnson said. "We anticipate growth in the engine segment of the replacement-parts market over the next few years, as sales of new vehicles slow and the number of aging cars on the road increases. This realignment of responsibilities and the creation of a business-unit structure should position us to leverage our strengths in manufacturing, sales, marketing and distribution as a driving force for Hastings Manufacturing in the future."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine components including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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